UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 4, 2010

STRATUS MEDIA GROUP, INC.

NEVADA	000-24477	86-0776876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 East De La Guerra Street, 2nd Floor
Santa Barbara, California 93101
(Address of principal executive offices)

Registrant’s telephone number, including area code:  805-884-9977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 4, 2010, Stratus Media Group, Inc. (the “Company”) entered into an Amendment To Strategic Investment Agreement (the “Amendment”), dated as of January 26, 2010, with ProElite, Inc. (“PEI”) pursuant to which the parties agreed to amend the terms of that certain Strategic Investment Agreement (the “Agreement”) entered into between PEI and the Company dated October 9, 2009.  The Amendment (i) provides for certain interim funding by the Company to PEI prior to the closing, and contains representations regarding the Company’s ability to provide all funds necessary to perform its obligations under the Agreement and the Amendment, (ii) extends the outside date for the Closing to March 31, 2010, (iii) conditionally provides for changes in the board and management of PEI, subject to the Company’s timely compliance with delivery of specified payments to PEI and third parties (the “Management Change”), (iv) credits against the Purchase Price certain expenses and amounts already loaned by the Company, (v) provides for the convertibility of amounts previously loaned into Preferred Stock of PEI on a pro-rata basis, (v) provides that all of the conditions to closing in Section 6.1 of the Agreement, have been satisfied to date and that, notwithstanding such conditions (other than the condition regarding legal compliance and certain ministerial conditions), the Company is unconditionally obligated to consummate the purchase and other transactions contemplated by the Agreement and the Amendment and pay the full Purchase Price (applying such credits as provided in the Amendment), (vi) provides for a guarantee of certain obligations of the Company, (vii) provides for an enforcement mechanism independent of the newly appointed board and management until the Closing and (viii) provides for application of certain post-closing covenants to the interim period.  This summary does not purport to be a complete summary of the Amendment, and is subject to the actual terms of the Amendment set forth on Exhibit 10.01 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

On February 22, 2010 the Management Change was effected.  The then current directors of PEI resigned; Paul Feller, Glenn Golenberg and Douglas DeLuca, the designees of the Company were appointed as the directors of PEI; Charles Champion resigned as Chief Executive Officer of PEI; and William Kelly, the designee of the Company, was appointed the President and Chief Operating Officer of PEI.

Item 3.02	Unregistered Sales of Equity Securities

Effective February 19, 2010, the Company sold to one accredited investor 500,000 Units, each Unit consisting of (a) one share of its Common Stock (a “Share”), and (b) ½ of a five year warrant (a “Warrant”) to purchase a Share at an exercise price of $1.65 per Share.  The purchase price of a Unit was $1.00 resulting in gross proceeds of $500,000.  The Company paid $35,000 in commissions and agreed to issue Warrants to the placement agent to purchase 50,000 Shares at an exercise price of $1.65 per Share with respect to the private placement.

The Company has agreed to include the Shares and those issuable upon exercise of the Warrants requested by the holders to be so included in any registration statement with the SEC permitting the resale of such securities.

The Units sold were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.  The Shares, Warrants and Shares issuable upon the exercise of the Warrants may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement or exemption from the registration requirements of the Act.

The Company intends to use the net proceeds ($465,000) to fund its immediate obligations and provide interim funding to PEI pursuant to the Amendment, (see Item 1.01) and for working capital for the Company.

ITEM 8.01	Other Events

          On February 23, 2010, the Company issued a press release relating to its assumption of control of the board of directors and management of PEI

ITEM 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

10.01	Amendment to Strategic Investment Agreement, dated as of January 26, 2010. The schedules and exhibits to the Agreement in this Exhibit 10.01 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Amendment. Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Commission upon request.

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 26, 2010	STRATUS MEDIA GROUP, INC.

		By:	/s/ Paul Feller
Paul Feller, Chief Executive Officer

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